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                                                                    Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Voxware, Inc. ("the Company") on Form S-8, File No. 333- of our report dated October 3, 2003, except for Note 2, Paragraph 1, which is dated October 21, 2003 and except for Note 2, Paragraphs 2 through 4, which are dated March 18, 2004, relating to the consolidated financial statements and the Regulation S-X financial statement schedule of the Company for the years ended June 30, 2003 and 2002, appearing in the Annual Report on Form 10-K for the year ended June 30, 2004, filed on October 13, 2004.


/s/ WithumSmith+Brown, P.C.
Princeton, New Jersey
May 5, 2005